                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          Davel Communications, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     ---------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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

                             DAVEL COMMUNICATIONS, INC.
________________________________________________________________________________

                 NOTICE OF 1999 ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD JANUARY 25, 2000
________________________________________________________________________________

     The 1999 Annual Meeting of Stockholders of Davel Communications, Inc. (the "Company"), will be held at One North Franklin, Chicago, Illinois, on January 25, 2000 at 10:00 a.m. (local time) for the following purposes:

     1.   To elect eight directors to the Board of Directors; and

     2. To transact such other business properly before the meeting and any adjournments thereof.

     Only stockholders of the Company of record as of the close of business on December 31, 1999, will be entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof.

     If you do not expect to attend the Annual Meeting in Person, please sign, date and return the accompanying proxy in the enclosed business reply envelope. If you later find that you can be present or for any other reason desire to revoke your proxy, you may do so at any time before the voting.

                                  Sincerely,


                                  Michael E. Hayes
                                  Chief Operating Officer and
                                  Corporate Secretary

January 10, 2000

                          DAVEL COMMUNICATIONS, INC.


                                PROXY STATEMENT

                              GENERAL INFORMATION

     The enclosed form of proxy is solicited by and on behalf of the Board of Directors of Davel Communications, Inc. (together with its predecessors, unless otherwise noted, the "Company") for use at the 1999 Annual Meeting of Stockholders of the Company to be held at One North Franklin, Chicago, Illinois, on January 25, 2000 (the "1999 Annual Meeting") and at any adjournments thereof. The cost of preparing and mailing this Proxy Statement and accompanying materials, and the cost of any supplementary solicitations is expected to be approximately $50,000 and will be borne by the Company. Solicitations may be made by mail, telephone, telegraph or personally by officers and employees of the Company and its subsidiaries and by Chase Mellon Consulting Services, a proxy solicitation firm. This Proxy Statement and form of proxy are first being mailed to the stockholders of the Company on or about January 10, 2000.

     Messrs. Michael E. Hayes and Bruce W. Renard, the persons named as proxies on the proxy form accompanying this Proxy Statement, were selected by the Board of Directors to serve in such capacity. Mr. Hayes is the Chief Operating Officer of the Company and Mr. Renard is a Senior Vice President and General Counsel of the Company. A stockholder giving a proxy has the power to revoke it any time before it is exercised by notice in writing to the Secretary of the Company at the Company's principal executive offices at 10120 Windhorst Road, Tampa, Florida 33619, by properly submitting to the Company a duly executed proxy bearing a later date, or by attending the meeting and voting in person. The shares represented by the proxy will be voted as specified by the stockholder in the spaces provided therefore or, if no specification is made, it will be voted for Proposal 1, and with respect to any other matters voted upon at the meeting, in the discretion of the named proxies.

     Only stockholders of record at the close of business on December 31, 1999 (the "Record Date"), will be entitled to notice of, and to vote at, the 1999 Annual Meeting and any adjournments thereof. On the Record Date, the Company had outstanding 11,033,882 shares of common stock, $.01 par value per share (the "Common Stock"). Each outstanding share is entitled to one vote on each director position, and each other matter, to be voted on at the 1999 Annual Meeting. Votes cast by proxy or in person at the 1999 Annual Meeting will be tabulated by the inspectors of election appointed by the Board for the meeting. The eight persons receiving the highest number of votes represented at the meeting will be elected directors, and the affirmative vote of a majority of such shares is required to approve each of the other matters to be voted on. Abstentions are included in the determination of shares represented at the meeting.

                       PROPOSAL 1: ELECTION OF DIRECTORS

Election of Directors

     The Company has eight directors. Each member of the Board of Directors will serve until the next annual meeting of the Company's stockholders or until his successor has been elected and qualified. The persons named in the enclosed form of proxy intend to vote the proxies in favor of the election of the nominees listed below to serve as directors of the Company for terms expiring at the next annual meeting of stockholders or until the election and qualification of their successors, unless the stockholder indicates on the form of proxy that the vote should be withheld or contrary directions are indicated. If one or more nominees shall become unavailable for any reason, the Board of Directors, in its discretion, may designate one or more substitute nominees, in which case such proxies will be voted for such substituted nominees. The Board of Directors has no reason to doubt the availability of any of the nominees, and each has indicated his willingness to serve if elected.

     The following table sets forth certain information for each nominee for director. All of the nominees for director named in the following table are now serving as directors of the Company.


                        Director
                      Continuously
Name                      Since                Age
----                  ------------             ---

Samuel Zell             June 1998              58

Michael E. Hayes      December 1994            41

David R. Hill           April 1979             68

Robert D. Hill         August 1993             48

F. Philip Handy         June 1998              55

Justin S. Maccarone   December 1998            40

Thomas M. Vitale        July 1994              43

A. Jones Yorke, IV     August 1993             68
--------------------------------------------------------------------------------

     Samuel Zell, Chairman of the Board of Directors, became a director in June 1998. Mr. Zell was the founder, and serves as Chairman of the Board, of Equity Group Investments, L.L.C. ("EGI") and President of EGI-DM Investments, L.L.C. ("EGI-DM") (a principal shareholder of the Company). The managing member of EGI-DM, with sole power to direct the vote and disposition of securities held by EGI-DM, is Samstock/SIT, L.L.C., which is indirectly owned by a trust formed for the benefit of Samuel Zell and members of his family. Mr. Zell is a Board designee of EGI-DM pursuant to the Investment Agreement dated April 19, 1999 among the Company, EGI-DM and David Hill (the "Investment Agreement") which amends and restates a prior agreement among Davel Communications Group, Inc., David Hill and Samstock, L.L.C. Mr. Zell also serves as the Chairman of the Board of Anixter International, Inc., a value-added provider of integrated networking and cabling solutions; American Classic Voyages, Co., a passenger cruise line; Chart House Enterprises, Inc., an owner and operator of restaurants; Manufactured Home Communities, Inc., a real estate investment trust that owns and operates manufactured home communities; Capital Trust, a specialized real estate finance company; and Danielson Holding Corporation, a financial services and investment company. Mr. Zell is a member of the board of trustees and serves as Chairman of the Board of Equity Residential Properties Trust, an apartment real estate investment trust, and Equity Office Properties Trust, an office real estate investment trust. Mr. Zell is also a non-executive director of RAMCO Energy plc.

     Michael E. Hayes joined the Company in September 1992 as its Controller and Treasurer. Mr. Hayes became Vice President and Chief Financial Officer in August 1993, a Senior Vice President in January 1996 and Chief Operating Officer in August 1999. Mr. Hayes is a Board designee of David Hill pursuant to the Investment Agreement.

     David R. Hill founded the Company's predecessor, Davel Communications Group, Inc. , and its subsidiaries. He served as the Chief Executive Officer of the Company from October 1993 through December 1994 and as Chairman of the Board until July 1999. Mr. Hill is a self-appointed Board designee pursuant to the Investment Agreement. Mr. Hill is the father of Robert D. Hill.

     Robert D. Hill joined the Company in 1981 as the general manager of its largest telephone remanufacturing facility. Between January 1990 and December 1994, he served as the Company's President. From January 1995 until November 1999, he served as the Company's President and Chief Executive Officer. Mr. Hill is a Board designee of David Hill pursuant to the Investment Agreement.

     F. Philip Handy was appointed to the Board of Directors in June 1998. Mr. Handy is a Board designee of EGI-DM pursuant to the Investment Agreement. Mr. Handy is a private investor. He was a managing director of Equity Group Corporate Investments, a division of EGI, from September 1997 through December 1999. Mr. Handy is Chairman and President of Winter Park Capital Company, a private investment firm he founded in 1980. He also serves as a director of Anixter International, Inc., Banca Quadrum, S.A., Inc., Chart House Enterprises, Inc., Transmedia Network Inc. and Wink Communications, Inc.

     Justin S. Maccarone was appointed to the Board of Directors following the Company's merger with Peoples Telephone Company, Inc. ("PTC") in December 1998. Mr. Maccarone is a partner in UBS Capital II LLC, a private investment firm, and its affiliate UBS Capital LLC. Prior to joining UBS Capital in 1993, he was a Senior Vice President with GE Capital Corporation.

     Thomas M. Vitale has been a partner of Mayer Brown & Platt, a national law firm, since 1991.

     A. Jones Yorke has been the Chairman of the Board of Auerback Financial Corp., a finance company, since August 1998. From March 1997 to June 1998, Mr. Yorke was the Chairman of Weatherly Securities Corp., a registered securities dealer. From September 1995 to March 1997 he was President of Coleman & Company Securities Corp., a registered securities dealer. Mr. Yorke was Chairman of Auerbach, Pollack & Richardson, Inc., a registered securities dealer, from September 1994 to September 1995. Mr. Yorke also serves as Chairman of 42nd Street Development Corporation, a not-for-profit corporation, and a director of Austins Steaks & Saloon Inc.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH NOMINEE NAMED ABOVE.

Executive Officers

     The following table sets forth the names and ages of the Company's executive officers and their positions with the Company:


Name                      Age                  Position
----                      ---                  --------

Michael E. Hayes          41                   Chief Operating Officer,
                                               Secretary and Treasurer

William K. Breaden        40                   Chief Financial Officer

Bruce W. Renard           45                   Senior Vice President of
                                               Regulatory and External
                                               Affairs and General Counsel

Lawrence T. Ellman        47                   Senior Vice President of
                                               National Accounts

Bruce Forsyth             44                   Senior Vice President of
                                               Marketing
--------------------------------------------------------------------------------

     William K. Breaden has been Chief Financial Officer since November 1999 when he joined the Company. From 1990 to 1999, he served in various controller positions with Spalding Holding Corporation, a manufacturer and marketer of sporting goods. From 1981 to 1990 he served on the audit staff of Deloitte & Touche L.L.P.

     Bruce W. Renard joined the Company as Senior Vice President of Regulatory and External Affairs and Associate General Counsel in December 1998, subsequent to the Company's merger with PTC. He has served as General Counsel since July 1999. At PTC, Mr. Renard served in the positions of General Counsel and Executive Vice President of Regulatory Affairs from February 1996 to December 1998 and General Counsel and Vice President of Regulatory Affairs from January 1992 to February 1996. From September 1991 to December 1991, Mr. Renard was a sole practitioner specializing in legal and regulatory consulting services to the telecommunications and utility industries. From August 1984 to September 1991, Mr. Renard was a partner with the Florida law firm Vickers, Caparello, French and Madsen, managing the utility and telecommunications law sections of the firm. Mr. Renard also serves as a director and Chairman of the Legal Committee for the American Public Communications Council, the national public communication trade organization, and as a director of several state public communication trade organizations.

     Lawrence T. Ellman has been Senior Vice President of National Accounts since December 1998 when he joined the Company following its merger with PTC. Mr. Ellman was at PTC from 1994 through 1998 and held several sales related positions including Executive Vice

President/President National Accounts. Prior to joining PTC, Mr. Ellman was President of Atlantic Telco, Inc., an independent pay telephone provider operating in the Northeastern United States. Mr. Ellman has served as Treasurer and a member of the board of directors for the American Public Communications Council as well as President and Chairman of the Board for the Mid-Atlantic Payphone Association.

     Bruce Forsyth, Senior Vice President of Marketing, joined the Company in July 1999. Prior to that time, Mr. Forsyth was a Vice President with Intermedia Communications from 1996 to 1999 in its sales, marketing and planning departments. From 1987 to 1996 he was with Frontier Communications in their Marketing and Consumer Account Divisions. From 1986 to 1987 he was with MCI and was with Rochester Telephone from 1979 to 1986.

Committees and Meetings of the Board of Directors

     The business of the Company is under the general management of the Board of Directors as provided by the laws of Delaware, the Company's state of incorporation. The Board of Directors held one meeting during 1998. All members of the Board of Directors were present at all meetings held in 1998. Between Board meetings, Board responsibilities are delegated to the Executive Committee, comprised of Messrs. Zell and Robert Hill. The Executive Committee was formed in 1999 and has held no meetings.

     Compensation for all senior employees, including officers of the Company, is determined by the Compensation Committee. The Compensation Committee also administers the Company's Stock Option Plan. The Compensation Committee met once in 1998. Messrs. Handy, Yorke and Vitale constitute the Compensation Committee.

     The Audit Committee consists of Messrs. Vitale and Yorke. The Audit Committee held one meeting during 1998. The Audit Committee performs the following principal functions: (i) review of the quarterly and year-end financial statements with the Company's outside auditors, internal accounting staff and management; (ii) review of the scope of the external audit and internal reports with the outside auditors, internal accounting staff and management; (iii) review of the outside auditor's management letter; (iv) recommendation of the selection of outside auditors; (v) review of the quality and depth of the Company's internal audit, accounting and financial staffs; and
(vi) review and approval of the rendering of audit and nonaudit services by the outside auditors.

     The Board has not established a nominating committee or a committee serving a similar function. Nominations are made by the full Board of Directors. There are at present no mandatory retirement ages stipulated either for officers or members of the Board of Directors.

Compensation of Directors

     Through December 31, 1995, the Company did not pay cash compensation for service as directors. In 1996, the Company began paying cash compensation to directors who are not employees of the Company in the amount of $2,500 per meeting of the Board of Directors or of any committee thereof. In April 1998, the Board approved a resolution to eliminate the per-meeting payment and to begin paying (effective as of the date of the 1998 Annual Meeting) an annual cash retainer to directors who are not employees in the amount of $20,000. In July 1999, the Board approved a resolution to eliminate the cash retainer and to begin granting, on the date of each annual meeting (effective as of the 1999 Annual Meeting), to each non-employee director 10,000 options to purchase Common Stock of the Company at a strike price equal to the market price of the Common Stock as of the close of business immediately preceding the date of grant. Directors of the Company who are not employees of the Company are also reimbursed for their out-of-pocket expenses associated with attending meetings of the Board of Directors and committees and are eligible to receive options granted pursuant to the Company's Directors' Stock Option Plan.

     The Company provides Mr. Yorke with individual health insurance coverage.

                                 OTHER MATTERS

     The Board of Directors knows of no other business to be brought before the 1999 Annual Meeting. If any other matters properly come before the 1999 Annual Meeting, the proxies will be voted on such matters in accordance with the judgment of the persons named as proxies therein, or their substitutes, present and acting at the meeting.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                AND MANAGEMENT

Ownership of Common Stock by Directors and Executive Officers

     The following table sets forth certain information as of December 31, 1999, with respect to the beneficial ownership of the Company's Common Stock by (i) each person who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) each of the Company's directors and executive officers and
(iii) by all executive officers and directors as a group. Unless otherwise indicated, each person has sole voting power and investment power with respect to the shares attributed to him and such person's address is c/o Davel Communications, Inc., 10120 Windhorst Road, Tampa, Florida 33619.

                             Number of Shares
Name (1)                    Beneficially Owned        Percentage of Class
--------                    ------------------        --------------------

Samuel Zell(3)(13)                   1,789,800        14.9%

David R. Hill(3)(4)                  2,105,445        17.5%

Robert D. Hill(3)(5)                   185,404         1.5%

Michael E. Hayes(2)(3)(6)               59,155         *

Lawrence T. Ellman(2)(7)                51,565         *

Bruce W. Renard(2)(8)                   68,015         *

F. Philip Handy(3)(9)                   34,699         *

Justin S. Maccarone(3)(10)             909,427         7.6%

William K. Breaden(2)                        -         *

Bruce Forsyth(2)                             -         *

Thomas M. Vitale(3)(11)                 28,000         *

A. Jones Yorke(3)(12)                   33,000         *

EGI-DM Investments, L.L.C.(14)       1,773,800        14.8%

Goldman, Sachs & Co.(15)             1,045,566         8.7%

UBS Capital II LLC(16)                 909,427         7.6%

Heartland Advisors, Inc.(17)           879,054         7.3%

Ann Lurie(18)                          737,059         6.1%

All current directors and            5,264,510        43.8%
executive directors as a
group (12 persons)(19)
--------------------------------------------------------------------------------

* Less than 1%

(1) For purposes of calculating the beneficial ownership of each stockholder, it was assumed (in accordance with the Securities and Exchange Commission's definition of "beneficial ownership") that such stockholder had exercised all options, conversion rights or warrants by which such stockholder had the right, within 60 days, to acquire shares of such class of stock.

(2)  Such person is an employee of the Company.

(3)  Such person is a director of the Company.

(4) Includes 284,412 shares that could be acquired within 60 days upon the exercise of options granted pursuant to the Stock Option Plan.

(5) Includes 91,250 shares that could be acquired within 60 days upon the exercise of options granted pursuant to the Stock Option Plan.

(6) Includes 57,488 shares that could be acquired within 60 days upon the exercise of options granted pursuant to the Stock Option Plan.

(7) Includes 51,565 shares that could be acquired within 60 days upon the exercise of options granted pursuant to the Stock Option Plan.

(8) Includes 68,015 shares that could be acquired within 60 days upon the exercise of options granted pursuant to the Stock Option Plan.

(9) Includes 20,000 shares that are owned by Blaine Trust, a trust for which Mr. Handy acts as co-trustee.

(10) Includes 16,450 shares that could be acquired within 60 days upon the exercise of options granted pursuant to the Directors' Stock Option Plan, and 892,977 shares beneficially owned by UBS Capital II LLC that Mr. Maccarone could be deemed to beneficially own as a result of being a principal of UBS Capital II LLC. Mr. Maccarone disclaims beneficial ownership of such shares.

(11) Includes 28,000 shares that could be acquired within 60 days upon the exercise of options granted pursuant to the Directors' Stock Option Plan.

(12) Includes 30,000 shares that could be acquired within 60 days upon the exercise of options granted pursuant to the Directors' Stock Option Plan.

(13) Includes 16,000 shares that could be acquired within 60 days upon the exercise of options granted pursuant to the Directors' Stock Option Plan and 1,773,800 shares beneficially owned by EGI-DM Investments, L.L.C. (including warrants to acquire 299,513 shares) that Mr. Zell could be deemed to beneficially own as a result of his relationship to EGI-DM. Mr. Zell disclaims beneficial ownership of such shares. The managing member of EGI-DM, with the sole power to direct the vote and disposition of securities held by EGI-DM, is Samstock/SIT, L.L.C. ("Samstock/SIT"). The sole member of Samstock/SIT is a trust formed for the benefit of Mr. Zell and members of his family. Mr. Zell is the President of both EGI-DM and Samstock/SIT. The principal business address for each of EGI-DM, Samstock/SIT and Samuel Zell is c/o Equity Group Investments, L.L.C., Two North Riverside Plaza, Chicago, Illinois 60606.

(14) Includes warrants to purchase 299,513 shares with an exercise price of $32.00 per share from the Company and certain individual stockholders. Mr. Zell disclaims beneficial ownership of such shares.

(15) Based on a Schedule 13G filed on February 12, 1999. The address of Goldman, Sachs & Co. is 85 Broad Street, New York, NY 10004.

(16) Based on a Schedule 13D/A filed on January 14, 1999. Includes 16,450 shares that could be acquired within 60 days upon the exercise of options granted pursuant to the Directors' Stock Option Plan. The address of UBS Capital II LLC is 299 Park Avenue, New York, NY 10171.

(17) Based on a Schedule 13G filed January 19, 1999. The address of Heartland Advisors, Inc. is 790 North Milwaukee Street, Milwaukee, Wisconsin 53202.

(18) Based on a Schedule 13G filed on November 29, 1999. Includes shares owned by the Ann Lurie Revocable Trust, of which Ms. Lurie is the sole trustee, and the Robert H. and Ann Lurie Trust, of which Ms. Lurie is a co-trustee. Ms. Lurie's address is Two North Riverside Plaza, Suite 1500, Chicago, IL 60606.

(19) Includes 663,180 shares that could be acquired within 60 days upon the exercise of options and 299,513 shares that could be acquired within 60 days upon the exercise of warrants.

                  EXECUTIVE OFFICER COMPENSATION AND BENEFITS

 Executive Officer Compensation

     The following tables and notes set forth the compensation of the Company's Chief Operating Officer and the four highest paid executive officers whose salary and bonuses exceeded $100,000 in the fiscal year ended December 31, 1998.

                          SUMMARY COMPENSATION TABLE


                                 Annual Compensation                               Long-Term Compensation
                        --------------------------------------              ---------------------------------

                                                                                          Securities
                                                           Other Annual           Common  Underlying           All Other
Name and Position       Year       Salary      Bonus     Compensation(1)    Stock Grants     Options     Compensation(2)
-----------------       ----       ------      -----     ---------------    ------------     -------     ---------------
David R. Hill           1998     $400,000     $     -            -              $100,000           -              $2,400
Chairman of the         1997      400,000      160,000           -               100,000      34,412               2,250
Board (3)               1996      250,000       91,777           -                  -        200,000               2,250

Robert D. Hill          1998     $250,000     $105,000           -              $      0     130,500              $3,908
President and           1997      200,000       80,000           -                40,000      17,206               2,400
Chief Executive         1996      200,000       33,664           -                40,000       6,000               2,250
Officer (4)

Paul B. Demirdjian      1998     $190,000     $ 28,500           -              $      0      70,525              $1,171
Senior Vice             1997      145,000       59,450           -                30,000      12,824               2,091
President and           1996      145,000       30,696           -                30,000       6,000               2,250
Chief Information
Officer (5)

Michael G. Kouri        1998     $170,000     $ 25,500           -              $      0      65,655              $3,348
Senior Vice             1997      145,000       56,550           -                30,000      12,183               2,091
President of            1996      145,000       24,100           -                30,000       6,000               2,250
Business
Development (6)

Michael E. Hayes        1998     $170,000     $ 25,500           -              $      0      88,920              $3,138
Senior Vice             1997      120,000       49,200           -                30,000      10,613               1,693
President and           1996      120,000       13,034           -                30,000       6,000               1,995
Chief Financial
Officer  (7)

                  ______________________________________________________________
(1) Other Annual Compensation was paid in the form of perquisites and was less than the level required for reporting.

(2) All Other Compensation disclosed in this column represents the Company's contributions, both vested and not vested, to the Company's defined contribution plan.

(3) Mr. David Hill relinquished his position as Chairman of the Board in July 1999. The current Chairman of the Board is Samuel Zell, whose total compensation is the compensation paid to each of the Company's directors who are not employees. Mr. Hill has entered into an agreement to provide consulting services to the Company in the years 2000 and 2001. See "Employment Agreements" below.

(4) Mr. Robert Hill relinquished his position as the Chief Executive Officer in November 1999. The Company is currently conducting a search for a Chief Executive Officer. Mr. Hill has entered into an agreement to provide consulting services to the Company in the years 2000 and 2001. See "Employment Agreements" below.

(5) Mr. Demirdjian's employment as Senior Vice President and Chief Information Officer ended in August 1999.

(6) Mr. Kouri's employment as Senior Vice President of Business Development ended in September 1999.

(7) In August 1999, Mr. Hayes became the Company's Chief Operating Officer. William Breaden is the current Chief Financial Officer and his annualized compensation consists of $175,000 base salary and participation in the Company's bonus incentive program.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                           Individual Grants
                 --------------------------------------------------------------------------------------

                 Number of Shares       Percent of Total of All     Exercise or
                 Underlying Options     Options Granted to          Base Price     Expiration    Potential Realizable Value (1)
Name             Grants                 Employees                   Per Share      Date          0%       5%      10%
----             ------------------     -----------------------     -----------    ----------    -------------------------------
David R. Hill          34,412 (2)                   6%                 $24.875        7/1/03      $0/$236,496/$522,596

Robert D.Hill          58,000 (2)                  10%                  24.875        7/1/03       0/ 118,248/ 261,298
                       72,500 (3)                  13%                    6.50       4/21/04       0/ 130,500/ 287,825

Paul B.                37,000 (2)                   6%                  24.875        7/1/03       0/  88,133/ 194,751
Demirdjian (4)         33,525 (3)                   6%                    6.50       4/21/04       0/  60,345/ 133,094

Michael G.             30,000 (2)                   5%                  24.875        7/1/03       0/  83,728/ 185,016
Kouri  (5)             35,655 (3)                   6%                    6.50       4/21/04       0/  64,179/ 141,550

Michael E.             47,500 (2)                   8%                  24.875        7/1/03       0/  72,938/ 161,173
Hayes                  41,420 (3)                   7%                    6.50       4/21/04       0/  74,556/ 164,437

                 _______________________________________________________________
(1) The values shown are purely hypothetical and have been calculated on the assumption that the value of the Common Stock underlying an option appreciates at the specified rate (0%, 5% or 10% per annum) from the date of the grant of the option until its expiration. In fact, the options cannot be valued without prediction of the future movement of the price of the Common Stock. The amount realized from the options disclosed in this table will depend upon, among other things, the continued employment of the recipient of the option and the actual performance of the Common Stock during the applicable period.

(2)  Granted on July 1, 1998.

(3)  Granted on April 21, 1999 for the 1998 fiscal year.

(4) During 1999, Mr. Demirdjian's employment ended. Under the terms of his severance agreement, these options were cancelled and Mr. Demirdjian was granted 10,000 new options with an exercise price of $5.375.

(5) During 1999, Mr. Kouri's employment ended and his outstanding options were cancelled. The terms of Mr. Kouri's separation from the Company are currently the subject of arbitration proceedings.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                      Value of
                                                                                      Unexercised In-        Value of
                                                                                      The-Money              Unexercised In-The-
                   Number of                                                          Options at Year-       Money Options at
                   Shares                       Number of Shares Underlying           End                    December 31, 1999
                   Acquired      Value          Unexercised Options at Year End       Exercisable/           Exercisable/
Name               on Exercise   Realized (1)   ($) Exercisable/Unexercisable         Unexercisable (2)      Unexercisable (3)
----               -----------   ------------   -------------------------------       -----------------      -------------------
David R. Hill              0             0           211,471/22,941                   $    625,000/$0              $0/$0

Robert D. Hill        38,000       570,000           37,069/122,637                    68,250/851,875               0/0

Paul B.               22,550       338,250            28,608/66,741                    68,250/393,919               0/0
Demirdjian

Michael G.            21,450       321,750            20,029/63,713                    33,000/418,946               0/0
Kouri

Michael E.             5,900        88,500            31,371/80,162                    68,250/486,685               0/0
Hayes

             ___________________________________________________________________

(1) Equals the difference between the aggregate exercise price of the option exercised and the aggregate fair market value of the shares of Common Stock received upon exercise at the time of exercise.

(2) Equals the difference between the aggregate exercise price of such options and the aggregate fair market value of the shares of Common Stock that would be received upon exercise, assuming such exercise occurred on December 31, 1998, at which date the closing price of the Common Stock as quoted on the Nasdaq National Market System was $18.25 per share. The above valuations may not reflect the actual value of unexercised options as the value of unexercised options fluctuates with market activity.

(3) Equals the difference between the aggregate exercise price of such options and the aggregate fair market value of the shares of Common Stock that would be received upon exercise, assuming such exercise occurred on December 31, 1999, at which date the closing price of the Common Stock as quoted on the Nasdaq National Market System was $4.75 per share. The above valuations may not reflect the actual value of unexercised options as the value of unexercised options fluctuates with market activity.

Employment Agreements

  In June 1998, the Company entered into new employment agreements with Robert
D. Hill, formerly the President and Chief Executive Officer of the Company, Michael E. Hayes, Paul B. Demirdjian and Michael G. Kouri (collectively, the "Executives"), which replaced certain employment agreements entered into between the Company and the Executives in 1996 and subsequently amended in 1997. Following the merger of the Company with PTC, the Company also entered into employment agreements with Messrs. Lawrence T. Ellman and Bruce W. Renard (who for purposes hereof shall also be referred to as "Executives").

  The employment agreements provide for an initial employment period through December 31, 2000, with automatic one-year renewals unless either party notifies the other at least 60 days prior to the end of any term. The employment agreements provide for an annual base salary of at least $250,000 for Mr. Robert Hill, $170,000 for Mr. Hayes, $190,000 for Mr. Demirdjian, $170,000 for Mr. Kouri, $170,000 for Mr. Ellman and $170,000 for Mr. Renard. The employment agreements provide for employment of such persons in their current respective positions, subject to change or reassignment of duties by the Company. The employment agreements provide for certain fringe benefits and incentive compensation as outlined below.

  Under the employment agreements, the Company may terminate any Executive for cause (as defined therein). An Executive can voluntarily terminate his employment agreement by providing 60 days' written notice to the Company at any time. In the event of termination with cause or voluntary termination, the Executive will receive all accrued base pay and a credit for certain unused vacation. If the Company breaches any provisions of, terminates without cause or fails to renew an employment agreement with any Executive, the Executive will be deemed to have been involuntarily terminated. In the event of involuntary termination or termination for a disability, all of such Executive's options fully vest and all accrued base pay and a credit for certain vacation benefits become due. The Executive will also receive the greater of one year's base pay or the remaining base pay due under the term of the employment agreement, the greater of the target incentive bonus for such year or the highest annualized bonus during the prior three years, and continuation of benefits for the remainder of the term. The Executives will be deemed to have been terminated upon a "Change in Control" if any party other than David Hill or his descendants or Samstock, L.L.C. acquires control of 25% or more of the combined voting power of the Company and within two years thereafter the Company terminates the Executive or the Executive resigns for any reason. In the event of termination upon such a Change in Control, an Executive will receive a severance payment equal to the sum of the Executive's base salary and target incentive bonuses for the year in which the Change in Control occurred multiplied by three, subject to certain reductions if such amounts would constitute "parachute payments" under the Internal Revenue Code. In addition, the Executive will receive those other benefits described in the preceding paragraph afforded to the Executive as if he had been involuntarily terminated. The Company's employment agreements with Messrs. Hill, Demirdjian and Kouri were cancelled in 1999.

  In September 1996, the Company entered into an employment agreement with Mr. David Hill, the former Chairman of the Board and Chairman of the Executive Committee of the Board, for six years at an annual base salary of $400,000. Under the agreement, Mr. David Hill was eligible to receive a cash bonus as well as a grant of options based upon the percentage by which the annual before tax profit exceeds the annual before tax profit for 1996. Mr. David Hill agreed not to compete with the Company during his employment and for a period of one year afterwards. The agreement also provides that, upon a change of control (as defined therein), (1) all stock options previously awarded to Mr. David Hill will vest and become immediately exercisable and (2) in the event of a termination of Mr. David Hill, he will receive severance pay from the Company as specified in his employment agreement. Effective July 6, 1999 Mr. Hill resigned as Chairman of the Board, agreed to terminate the employment agreement and entered into a consulting agreement with the Company for the 2000 and 2001 years. Under the consulting agreement, Mr. Hill will receive monthly payments aggregating $100,000 annually. Under certain circumstances the payments may be deferred or paid in the Company's Common Stock.

  On November 9, 1999, the Company announced the resignation of Robert D.  Hill
as its President and Chief Executive Officer.   Following his departure, Mr.
Hill remains affiliated with the Company as a consultant and a member of the Company's Board of Directors, serving on the Board's Executive Committee. Mr. Hill agreed to terminate his employment agreement and subsequently entered into a consulting agreement with the Company for the year 2000. Under the consulting agreement, Mr. Hill will receive monthly payments aggregating $120,000 for 2000. In addition, Mr. Hill received compensation, in the form of common stock of the Company, having a value approximating the severance that would have been payable under his employment agreement.

Incentive Compensation

  The Company has implemented a bonus plan that allows each Executive to receive an annual cash incentive. Under the plan, Messrs. Hayes, Demirdjian and Kouri had potential maximum bonuses in 1998 of 60% of base pay and target bonuses of 30% of base pay. The bonuses are comprised of three parts: company objectives, departmental objectives and personal objectives. The company objectives are based upon growth in earnings per share and EBITDA, and the department and personal goals are determined with respect to objectives established for each Executive by January 30 of the applicable year. Messrs. Hayes, Ellman, Forsyth, Breaden and Renard participated in the plan in 1999.

  The Company also maintains a Stock Option Plan pursuant to which the Executives are granted options to purchase Common Stock at the latest closing price that is available prior to the date the options are awarded. Under the employment agreements, each Executive is awarded a minimum of 5,000 stock options each year of his employment and may be awarded a greater number at the discretion of the Compensation Committee. Under the stock option plan, other employees may be granted Common Stock and options to purchase shares of Common Stock. The Compensation Committee of the Board currently administers the Stock Option Plan. The Compensation Committee determines which individuals will be granted options, the number of shares to be subject to options and other terms and conditions applicable to the grants.

401(k) Plan

  The Company maintains a 401(k) Plan which is available to all employees of the Company, including its executive officers. The Company provides a matching contribution to the Plan up to a maximum of 1.5% of the salary of the contributing employee. The Company's contribution to an employee's account vests over a period of five years. In 1999, the 401(k) plan of the Company was merged with the plans of PTC and Communications Central Inc., subsidiaries of the Company.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is responsible for determining the compensation of all executive officers of the Company. The Committee is composed exclusively of directors who are neither employees or former employees of the Company nor eligible to participate in the Company's Stock Option Plan.

Compensation Philosophy
-----------------------

     The Committee's objectives in its compensation decisions are to establish incentives for the Company's executive officers to achieve optimal short-term and long-term operating performance for the Company and to link executive and stockholder interests. The Company determines the elements of each executive officers' compensation package by evaluating the responsibilities of his position, his performance and that of the Company, as well as his contribution to the Company's performance. Compensation for the Chief Executive Officer of the Company is determined through a process and based on considerations similar to those for executive officers generally.

1998 Compensation
-----------------

     The 1998 compensation of the Executives was established in their employment agreements with the Company effective in 1998. The Committee has reviewed the terms of these employment agreements and found them to be generally consistent with the Committee's policies regarding executive compensation. The term of these employment agreements with respect to the Executives expires on December 31, 2000.

     There were four elements of the 1998 compensation of the Executives: base salary, an annual cash bonus, stock options granted under the Stock Option Plan and annual stock grants.

     Each Executive's 1998 base salary was established at the beginning of the term of his employment agreement. Base salaries of all officers were intended to be relatively moderate and are believed to be at or below the median of the base salaries paid in 1998 by public telecommunications companies of a size comparable to the Company. The employment agreements did not provide for increases in the base salary of any of the Executives.

     Each Executive was entitled to a bonus determined by the percentage growth in earnings per share, adjusted for extraordinary items, for the year in which the bonus is applicable. These bonuses were intended to reward Executives for increasing Company profitability.

     In an effort to provide a long-term incentive for future performance that aligns the Executives' interests with the interests of stockholders, Executives are eligible for participation in the Company's Stock Option Plan. Stock options are intended to provide an incentive for the creation of stockholder value over the term of several years since the full benefit of options will be realized only if the price of Common Stock appreciates over that term. In 1998, approximately 600,000 stock options were granted to the Executives of the Company with respect to the Company's performance in 1997. The Company also awards stock grants under the Stock Option Plan. Stock awarded under the Stock Option Plan contains certain restrictions on transfer. Awarding stock with restriction on its transfer provides further long-term incentives that align the interests of the stockholder with the interests of the Executives. There were no stock grants awarded in 1998.

Deductibility of Compensation
-----------------------------

     Section 162(m) of the Internal Revenue Code of 1986, as amended, generally establishes, with certain exceptions, a $1 million deduction limit on executive compensation for public companies. The Committee believes that it is in the best interests of the Company's stockholders to structure its compensation plans to achieve maximum deductibility under Section 162(m) to the extent consistent with the Company's need to attract and retain qualified executives.

     This Report of the Compensation Committee on Executive Compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement or any portion hereof into any of the Company's filings with the Securities and Exchange Commission, and such information shall not be deemed filed with the Securities and Exchange Commission, except as specifically otherwise provided in such other filings or to the extent required by Item 402 of Regulation S-K.

                                    Thomas M. Vitale
                                    F. Philip Handy
                                    A. Jones Yorke

PERFORMANCE GRAPH

     The comparative stock performance graph below compares the cumulative stockholder return on the Common Stock of the Company for the period from October 20, 1993, the date the Common Stock began trading on the Nasdaq Stock Market, through December 31, 1998 with the cumulative total return on (i) the Total Return Index for the Nasdaq Stock Market (U.S. Companies) (the "Nasdaq Composite Index") and (ii) a peer group of companies that compete with the Company in the operation of independently-owned pay telephones (the "Peer Group"), in each case assuming the reinvestment of dividends. None of the companies in the Peer Group offers a range of products and services fully comparable to those of the Company, although each competes with the Company with respect to certain of the Company's significant business segments. The returns of each company have been weighted according to their respective stock market capitalization for purposes of arriving at a peer group average. The members of the Peer Group are Peoples Telephone Company, Inc., Phonetel Technologies, Inc. and Choicetel Communications, Inc.

------------------------------------------------------------------------------------------------------
Total Return Analysis

                          12/31/1993   12/30/1994   12/29/1995   12/27/1996   12/26/1997   12/25/1998
------------------------------------------------------------------------------------------------------
Davel Communications       $ 100.00     $  82.93     $  87.80     $ 113.82     $ 162.60     $ 127.64
------------------------------------------------------------------------------------------------------
Peer Group*                $ 100.00     $  46.55     $  24.96     $  30.83     $  47.03     $  47.04
------------------------------------------------------------------------------------------------------
Nasdaq Composite           $ 100.00     $  96.80     $ 135.44     $ 166.24     $ 194.56     $ 278.45
------------------------------------------------------------------------------------------------------

Source: Carl Thompson Associates www.ctsonline.com (800) 959-9677. Data from Bloomberg Financial Markets.

* Communications Central (CCIX) was acquired by Davel Communications in February 1998 and is not included in the peer group.

It was replaced with Choicetel Communications (PHON), which began trading on 11/14/97.

                    CERTAIN RELATIONSHIPS AND TRANSACTIONS

Certain Transactions

     The Company has entered into certain transactions with Mr. David R. Hill, who is a director. The Company leased an aircraft and residential real estate from Mr. David Hill, and the Company paid $13,000 for 1998. Both leases were terminated in July 1999. The Company also leased from Mr. Hill long-distance switching equipment and office space in Jacksonville, Illinois for which it paid aggregate amounts of $68,000, $196,000 and $239,000 in 1998, 1997 and 1996,
respectively. The lease payments for the long-distance switching equipment ended in September 1997 when Davel purchased the equipment from Mr. Hill for $378,000, which was its estimated fair market value equipment based upon independent appraisals.

     During 1999 the Company sold to Mr. David Hill a building located in Miami, Florida for $2,250,000. The Company believes that the terms of the sale are at least as favorable to the Company as those that could have been obtained from unrelated parties at the time it was entered into.

     In addition, the Company received payments from Mr. Hill for administrative services provided to him by certain employees of the Company in the aggregate amounts of $100,000, $107,000 and $122,000 in 1998, 1997 and 1996, respectively.

     In connection with advisory services provided by EGI, an affiliate of EGI-DM, to the Company, the Company has agreed to pay to EGI a fee, payable in the Company's Common Stock, equal to 0.35% of the enterprise value of the merger with PTC and any other merger, payable upon consummation of such merger. In connection with the advisory agreement the Company also agreed to grant stock options to EGI for ongoing consulting services. Each month EGI receives 12,500 options at a strike price based on the closing price of the Company's Common Stock on the last day of the prior month. To date, options have been accrued but not paid.

     Any future transactions between the Company and its officers, directors, employees and affiliates that are outside the scope of the Company's employment relationship with such persons will be subject to the approval of a majority of the disinterested members of the Board of Directors.

Compensation Committee Interlocks and Insider Participation

     Until June 29, 1998, the members of the Compensation Committee in 1998 were Messrs. Vitale, Yorke and Glen E. Barber, a former member of the Board of Directors who resigned on that date. Following his appointment to the Board, Mr. Handy filled the vacancy on the Compensation Committee created by Mr. Barber's resignation. No member of the Compensation Committee was, at any time during 1998 or previously, an officer or employee of the Company or any subsidiary of the Company, nor has any member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K under the Securities Act of 1933, as amended.

           COMPLIANCE WITH SECTION 16 OF THE SECURITIES EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act generally requires the officers and directors of a public company, and persons who own more than ten percent of a registered class of a public company's equity securities, to file reports of beneficial ownership and changes in beneficial ownership with the Securities and Exchange Commission. Based solely on its review of the copies of such reports received by it, or upon written representations obtained from certain reporting persons, the Company believes that, during 1998, all Section 16(a) filing requirements applicable to its officers, directors and ten-percent shareholders were complied with.


                             STOCKHOLDER PROPOSALS

Any shareholder proposals to be presented at the 2000 Annual meeting of the Company must be received by the Company no later than April 15, 2000 at its principal executive offices at 10120 Windhorst Road, Tampa, Florida 33619 in order to be considered for inclusion in the Company's proxy statement and proxy relating to that meeting. Any proxy received by the Company in connection with the 2000 Annual Meeting may confer discretionary authority to vote on any stockholder proposal not received by the Company by April 15, 2000. If the date of the 2000 Annual Meeting of the Company is changed by more than 30 days from the date of the 1999 Annual Meeting, then this change will be disclosed in the earliest possible Form 10-Q of the Company and any stockholder proposal to be presented at the 2000 Annual Meeting must be received by a reasonable time before the Company mails its proxy materials for the 2000 Annual Meeting.

                 PROXY SOLICITED BY THE BOARD OF DIRECTORS OF
                          DAVEL COMMUNICATIONS, INC.

     The undersigned stockholder of Davel Communications, Inc., a Delaware corporation (the "Company"), hereby appoints Michael E. Hayes or Bruce W. Renard, or either of them, each with full power of substitution, proxies or proxy of the undersigned, to vote all the shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at the 1999 Annual Meeting of Stockholders of the Company, to be held on January 25, 2000 at 10:00 a.m., local time, at One North Franklin, Chicago, Illinois, and at any adjournment or adjournments thereof, hereby revoking any proxy heretofore given:

     All as described in the Notice of 1999 Annual Meeting of Stockholders and accompanying Proxy Statement for such meeting, the receipt of which is hereby acknowledged.

     The undersigned hereby authorizes that if this proxy is delivered by means of a telegram, facsimile transmission, or any other means of electronic transmission, then this proxy and its transmission by such means shall be considered to be the valid proxy of the undersigned for the purposes set forth herein.

                         (Continued on reverse side.)

1.   ELECTION OF DIRECTORS
-------------------------------------------------------------------------------

     FOR [_] all nominees listed              WITHHOLD AUTHORITY [_]to vote
     (except as marked to the contrary)       for all nominees listed
-------------------------------------------------------------------------------

                 Samuel Zell, Michael E. Hayes, David R. Hill,
             Robert D. Hill, F. Philip Handy, Justin S.Maccarone,
                       Thomas M. Vitale, A. Jones Yorke

     (INSTRUCTION:   To withhold authority to vote for any individual nominee,
                     write that nominee's name in the space provided below)

     ________________________________________________________________________

2. In their sole discretion, the above named proxies are authorized to vote in accordance with their own judgment on other matters properly presented before the annual meeting or any adjournment thereof.


-------------------------------------------------------------------------------
Signature(s)_________________  Signature(s)___________________  Dated:_________
-------------------------------------------------------------------------------

Note: This Proxy should be dated, signed by the shareholder(s) exactly as the name(s) appear(s) hereon, and returned promptly in the enclosed envelope. Joint owners should each sign. Trustees, executors and others signing in a representative capacity should indicate this capacity. An authorized officer may sign on behalf of a corporation and should indicate the name of the corporation and his or her capacity.